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                                                                    EXHIBIT 3(A)

                                    FORM OF
                     DISTRIBUTION AND MANAGEMENT AGREEMENT


       DISTRIBUTION AND MANAGEMENT AGREEMENT made this __th day of ________, 1998, by and among The Travelers Life and Annuity Company, a Connecticut stock insurance company (hereinafter the "Company"), Tower Square Securities, Inc., a Connecticut general business corporation (hereinafter "TSSI"), and The Travelers Separate Account Six for Variable Annuities (hereinafter "Separate Account Six "), a separate account of the Company established by its President and Chief Executive Officer pursuant to a resolution of the Company's Board of Directors on June 8, 1998, pursuant to Section 38a-433 of the Connecticut General Statutes.

       1. The Company hereby agrees to provide all administrative services relative to variable annuity contracts and revisions thereof (hereinafter "Contracts") sold by the Company, the net proceeds of which or reserves for which are maintained in Separate Account Six.

       2. TSSI hereby agrees to perform all sales functions relative to the Contracts. The Company agrees to reimburse TSSI for commissions paid, other sales expenses and properly allocable overhead expenses incurred in performance thereof.

       3. For providing the administrative services referred to in paragraph 1 above and reimbursing TSSI for the sales functions referred to in paragraph 2 above, the Company will receive the deductions for sales and administrative expenses which are stated in the Contracts.

       4. The Company will furnish at its own expense and without cost to Separate Account Six the administrative expenses of Separate Account Six, including but not limited to:

       (a) office space in the offices of the Company or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

       (b) necessary personnel for managing the affairs of Separate Account Six, including clerical, bookkeeping, accounting and other office personnel;

       (c) all information and services, including legal services, required in connection with registering and qualifying Separate Account Six or the Contracts with federal and state regulatory authorities, preparation of registration statements and prospectuses, including amendments and revisions thereto, and annual, semi-annual and periodic reports, notices and proxy solicitation materials furnished to variable annuity Contract Owners or regulatory authorities, including the costs of printing and mailing such items;

       (d) the costs of preparing, printing, and mailing all sales literature;

       (e) all registration, filing and other fees in connection with compliance requirements of federal and state regulatory authorities;

       (f) the charges and expenses of any custodian or depository appointed by Separate Account Six for the safekeeping of its cash, securities and other property; and

       (g) the charges and expenses of independent accountants retained by Separate Account Six.

       5. The services of the Company and TSSI to Separate Account Six hereunder are not to be deemed exclusive and the Company and TSSI shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.